Exhibit 1.01
Conflict Minerals Report of Quaker Chemicals Corporation for the period of January 1, 2020 to December 31, 2020

1. Introduction
This Conflict Minerals Report describes the due diligence process of Quaker Chemical Corporation, doing business as Quaker Houghton, and its subsidiaries and affiliates listed on Exhibit 1 of its 10-K filed with Securities and Exchange Commission on March 1, 2021, (the "Company," "Quaker Houghton," "we," "us" and "our") in accordance with the requirements of Rule 13p-1 of the Securities Exchange Act or 1934, as amended.

2. Company Overview
The Company was organized in 1918, incorporated as a Pennsylvania business corporation in 1930, and in August 2019 completed a combination with Houghton International Inc. ("Houghton") to form Quaker Houghton. Quaker Houghton is a global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, the Company's customers include thousands of the world's most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metal working companies. Quaker Houghton develops, produces, and markets a broad range of formulated chemical specialty products and offers chemical management services for various heavy industrial and manufacturing applications throughout its four segments:
Americas; Europe, Middle East and Africa; Asia-Pacific; and Global Specialty Businesses.

The major product lines of Quaker Houghton include metal removal fluids, cleaning fluids, corrosion inhibitors, metal drawing and forming fluids, die cast mold releases, heat treatment and quenchants, metal forging fluids, hydraulic fluids, specialty greases, off shore sub-sea energy control fluids, rolling lubricants, rod and wire drawing fluids and surface treatment chemicals.

Certain of the Company's products include tin, which is necessary to the functionality or production of these products. No other conflict minerals, i.e., gold, tantalum or tungsten, are necessary to the functionality or production of any Company products. Tin, tantalum, tungsten and gold are referred to collectively as "3TG." The Company did not become subject to conflict minerals reporting obligations of Rule 13p-1 under the Securities Exchange Act until the combination with Houghton was completed in 2019.

3. Reasonable Country of Origin and Due Diligence
	Reasonable Country of Origin Inquiry:
To implement a reasonable country of origin inquiry ("RCOI") for the tin supplied to the Company, we conducted an internal analysis of our products and components to identify those that contain tin and established a list of tin suppliers. The Company identified four suppliers of tin and reached out to each of these suppliers. One tin supplier provided a Conflict Minerals Reporting Template ("CMRT"). One tin supplier provided a certification that its tin products are manufactured from raw materials that are classified as Democratic Republic of the Congo or adjoining countries ("DRC") conflict free. Another tin supplier provided a certification its tin does not originate from the DRC. The fourth tin supplier provided a statement from its parent company that it does not knowingly source any tin that originates from the DRC. The Company reviewed and evaluated the information provided by its tin suppliers. Based on this evaluation, the Company determined that one supplier, the supplier that provided the CMRT, may source tin from the DRC that is not from recycled or scrap sources. As such, we then proceeded to exercise due diligence on the source and chain of custody of the tin sourced from this one supplier.
	Due Diligence:
Our due diligence process is based on the Organization for Economic Co-operation and Development's Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying supplements (the "OECD Framework"), which is an internationally recognized due diligence framework. Quaker Houghton has adopted a Conflict Minerals Policy Statement that expresses the Company's commitment to the responsible sourcing of 3TG minerals necessary for the production and functionality of its products. The Company's Conflict Minerals Policy Statement is publicly available on the Company's website at https://investors.quakerhoughton.com/corporate-governance. In 2020, Quaker Houghton developed a Supplier Code of Conduct, which is based on the UN Global Compact Initiative and the global chemical Responsible Care program, and is available on the Company's website (https://home.quakerhoughton.com/supplier-code-of-conduct/). Our Supplier Code of Conduct requires suppliers to abide by all applicable laws and regulations related to conflict minerals. The Company is in the process of rolling out the Supplier Code of Conduct to its suppliers of raw materials, packaging and transportation as well as its toll manufacturers ("In-Scope Suppliers") and requiring the In-Scope Suppliers to return to the Company an executed Supplier Code of Conduct indicating their compliance with its terms.

As part of our due diligence measures, we compared the tin smelters identified in the CMRT of the one in-scope tin supplier to the facilities identified by the Responsible Minerals Initiative ("RMI") Responsible Minerals Assurance Process ("RMAP") as compliant. The RMAP assesses facilities' systems and processes for traceability of ore and demonstration of conflict-free sourcing. The RMAP uses an independent third-party assessment of smelter/refiner management systems and sourcing practices to validate conformance with RMAP standards. The RMAP standards are developed to meet the requirements of the OECD Due Diligence Guidance. Information on the RMAP process can be found at: http://www. responsiblemineralsinitiative.org/responsible-minerals-assurance-process/

All the smelters identified by our one in-scope tin supplier on its CMRT are identified by the RMAP as compliant. A few of the smelters identified have a reassessment in progress. The table below identifies these smelters. The list of tin compliant smelters is published and maintained on RMI's website: http://www.responsiblemineralsinitiative.org/responsible-minerals-assurance
-process/smelter-refiner-lists/tungsten-smelters-list/conformant-tin-smelters/

4. Tin Products
The Company manufactures or contracts to manufacture certain products that contain tin, such as HOUGHTO-COLOR A-599. The Company's one tin supplier determined to be in scope provided a CMRT version 6.01 which identifies the following smelters:

Metal: Tin
Official Smelter Name: EM Vinto
Smelter ID: CID000438
Compliant Smelter(i): Yes
Smelter Location: Bolivia

Metal: Tin
Official Smelter Name: Malaysia Smelting Corporation (MSC)
Smelter ID: CID001105
Compliant Smelter(i): Yes
Smelter Location: Malaysia

Metal: Tin
Official Smelter Name: Metallo Belgium N.V.
Smelter ID: CID002773
Compliant Smelter(i): Yes
Smelter Location: Belgium

Metal: Tin
Official Smelter Name: Mineracao Taboca S.A.
Smelter ID: CID001173
Compliant Smelter(i): Yes
Smelter Location: Brazil

Metal: Tin
Official Smelter Name: Minsur
Smelter ID: CID001182
Compliant Smelter(i): Yes
Smelter Location: Peru

Metal: Tin
Official Smelter Name: PT Timah Tbk Mentok
Smelter ID: CID001482
Compliant Smelter(i): Yes
Smelter Location: Indonesia

Metal: Tin
Official Smelter Name: Thaisarco
Smelter ID: CID001898
Compliant Smelter(i): Yes
Smelter Location: Thailand

Metal: Tin
Official Smelter Name: Tin Technology & Refining
Smelter ID: CID003325
Compliant Smelter(i): Yes
Smelter Location: United States

Metal: Tin
Official Smelter Name: White Solder Metalurgia e Mineracao Ltda.
Smelter ID: CID002036
Compliant Smelter(i): Yes
Smelter Location: Brazil

i.Compliant refers to tin facilities that are listed by RMI as of April 2021 as conformant with RMAP protocols or certified or accredited by a similar independent assessment program cross-recognized by RMAP.

5. Steps to Improve Due Diligence
In addition to the supplier diligence and outreach described above with the Company's tin suppliers, the Company plans to perform additional outreach to the tin supplier that has not provided a CMRT to date. The Company will continue to implement its Supplier Code of Conduct program and its efforts to obtain executed versions of the Supplier Code of Conduct from all In-Scope Suppliers. The Company will monitor its products and components to identify new products or components that may include any 3TG. The Company will monitor its tin products to identify any new tin suppliers and to bring such tin suppliers within the scope of the Company's conflict minerals program. The Company will communicate its Conflict Minerals Policy Statement with its tin suppliers and will maintain open lines of communication with its tin suppliers so the Company is notified promptly if there are any changes in the source of the tin supplied to the Company.